Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Form 8-K/A of our report dated May 16, 2014, relating to the audit of the abbreviated financial statements of the DGS Business of DeviceFidelity, Inc. as of December 31, 2013 and 2012 and for the years then ended.

/s/ Lurie Besikof Lapidus & Company, LLP

Minneapolis, Minnesota
May 19, 2014